AGREEMENT OF LIMITED PARTNERSHIP

OF

84 FINANCIAL L.P.

Dated as of August 19, 2010

Federal Tax I.D. No. 22-3889140

AGREEMENT OF LIMITED PARTNERSHIP
OF
84 FINANCIAL L.P.

Table of Contents

i

ii

iii

AGREEMENT OF LIMITED PARTNERSHIP
OF
84 FINANCIAL L.P.

THIS AGREEMENT OF LIMITED PARTNERSHIP (this "Agreement") of 84 Financial L.P. (the “Partnership”) is made and entered into as of the 19th day of August, 2010, by and between 84 LADC, LLC, a Pennsylvania limited liability company (the “Company”), as the general partner (hereinafter, along with any additional general partners that may be added, the "General Partners"), and 84 Lumber Company, a Pennsylvania limited partnership (“84 Lumber”), as the limited partner (said limited partner, along with any additional limited partners that may be added, hereinafter referred to as the "Limited Partners").

WITNESSETH:

WHEREAS, the Partnership was formed as a limited partnership pursuant to the Act, by the filing of a Certificate of Limited Partnership (the "Certificate") with the Office of the Secretary of State of the State of Delaware; and

WHEREAS, Hardy Credit Co., a Pennsylvania limited partnership was merged with an into the Partnership, with the Partnership as the surviving entity;

WHEREAS, the parties hereto desire to enter into this Limited Partnership Agreement of the Partnership for the purpose of engaging in any lawful act or activity for which limited partnerships may be organized in the State of Delaware.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

NAME

Section 1.1.  Name.  The name of the Partnership shall be "84 Financial L.P."  The business of the Partnership shall be conducted under the name "84 Financial L.P." and such other registered fictitious names as the General Partners shall determine are appropriate.

ARTICLE II

GENERAL DEFINITIONS

Section 2.1. Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)         Act shall mean the Federal Securities Act of 1933, as amended.

(b)         Agreement shall mean this Agreement of Limited Partnership of 84 Financial L.P.

(c)         Capital Account shall mean the capital account established for each Partner and maintained pursuant to the terms of this Agreement.

(d)         Code shall mean the Internal Revenue Code of 1986, as amended.

(e)         General Partners shall mean the Company and its successors and assigns.  Any and all actions to be taken by the General Partners of the Partnership must be approved by a majority in interest (as determined by Participating Percentage) of the General Partners for such action to bind the Partnership.

(f)          Initial Capital Contribution shall mean the initial capital contributed or deemed contributed to the Partnership by the Partners as listed on Exhibit A to this Agreement.

(g)         Participating Percentage shall mean the percentages set forth next to each Partner's name on Exhibit B to this Agreement, which percentages are based on the agreed upon values of the Partner's original capital contributions, net of any liabilities assumed by the Partnership upon such contribution, as adjusted from time to time to reflect transfers of interests in the Partnership or the admission of additional Partners.

(h)         Partners shall mean the partners of Partnership.

(i)          Partnership shall mean the partnership created under this Agreement and known as 84 Financial L.P.

(j)          Person shall mean an individual person or persons, corporation, partnership, trust, joint venture, proprietorship, estate, or other incorporated or unincorporated enterprise, entity or organization of any kind whatsoever.

(k)         Positive Cash Flow shall have the meaning ascribed to it in Section 8.1 below.

(l)          Spouse shall mean a person who at such time is (i) legally married to the person in question or who was legally married to that person at the time of his or her death, (ii) not separated from the person in question by reason of domestic discord and (iii) not a party to a formal proceeding for annulment, divorce or separate maintenance.  In determining whether a person is legally married, all decrees of divorce or annulment wherever rendered shall be deemed valid.

(m)        Tax Matters Partner shall mean the Partner designated in this Agreement as the Tax Matters Partner as defined in Code Section 6231(a)(7).

ARTICLE III

PURPOSE

Section 3.1.  Purpose.

(a)         The overall purpose of the Partnership is to pool together the Partners' resources as co-owners in a form of business organization having the specific characteristics of this Partnership so that the resources can be more effectively managed and invested as a business to the end of increasing the profit derived from, and the value of, such resources as a whole.  The specific characteristics of this Partnership which have motivated the Partners as co-owners to engage in this business include the following:

(i)         the ability to conduct business as co-owners without an entity level income tax;

(ii)        the ability to separate management control in the general partnership interest(s) from the bulk of equity ownership represented by the limited partnership interests.

(iii)       the ability to help protect the assets of the Partnership (including any Property (as defined in Section 3.1(b) hereof)) from unrelated liabilities of the Partners;

(iv)       the ability to limit the liability of those co-owners who are Limited Partners to no more than their capital contributions;

(v)        the ability to decide whether certain transferees of a limited partner will be admitted with full ownership rights, and thereby to select the individuals and/or entities with whom the existing owners will be in partnership;

(vi)       the ability to obtain for the General Partners as the managers of the business the benefits and burdens of the "business judgment rule" as the basic criterion of management accountability;

(vii)      the ability to conduct business with mandatory arbitration as the mechanism for resolving any business dispute among the co-owners;

(viii)     the ability to discourage frivolous disputes among the co-owners by allowing for the payment of costs to be shifted to the non-prevailing party;

(ix)       the ability to consolidate the assets of the Partnership (including any Property) for the more efficient management thereof;

(x)        the ability to avoid the requirement to probate the Assets and the Property in the estates of the Partners; and

(xi)       in furtherance of these purposes, to engage in any and all lawful business activities.

(b)         Accordingly, in light of the overall purpose as specified in (a) above, the Partnership is formed to engage in any lawful act or activity for which limited partnerships may be organized in the State of Delaware, including but not limited to investing in any kind of property, real or personal, which the Partnership may deem advisable, including, without limitation, bonds, notes, debentures, preferred stocks, common stocks, interests in general partnerships and limited partnerships, interests in limited liability companies and business trusts, mortgages, ground rents, real estate (including leasehold as well as fee simple property), investment trusts, deposited or commingled funds, commodities and goods, and any other investment as shall be determined by the General Partners in their sole discretion (the "Property").

ARTICLE IV

TERM

Section 4.1.  Term.  The term of the Partnership shall be from the date hereof to December 31, 2052, unless sooner terminated as hereinafter provided.

ARTICLE V

OFFICE

Section 5.1.  Office.  The principal office of the Partnership shall be 12627 San Jose Boulevard, Suite 305, Jacksonville, Florida 32223.  The registered office of the Partnership in the State of Delaware shall be c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  The General Partners may change or relocate the principal and/or registered office of the Partnership and establish other or additional places of business of the Partnership.

ARTICLE VI

MANAGEMENT

Section 6.1.  General Partners.  The General Partners shall have the right, authority and obligation to manage the Partnership for the purpose stated in Section 3.1 hereof; and, except as otherwise expressly provided in this Agreement, the decision-making authority and plenary authority to implement the purpose of the Partnership shall reside exclusively with the General Partners.  The General Partners shall ensure that at all times, its operating agreement provides that the Board of Directors is its sole “manager” under applicable law and provides that the Board of Directors owe the Partners the foregoing duties.

Section 6.2.  Powers of the General Partners.

(a)         The General Partners are hereby authorized and empowered to carry out and implement the purpose of the Partnership; and, in accordance therewith, the General Partners shall, except as otherwise expressly provided in this Agreement, have all the rights and powers of partners in a general partnership.  The powers of the General Partners shall include, but shall not be limited to, the following:

(i)  to exercise any or all of the rights, powers and obligations of the Partnership with respect to any partnership in which the Partnership is a partner;

(ii)  to engage personnel, attorneys, accountants, investment advisors and such other persons and/or agents as the General Partners deem necessary or advisable;

(iii)  to hold in the form of cash, awaiting distribution or desirable investments, such portion of the Partnership funds as the General Partners deem advisable;

(iv)  to invest in such stocks, bonds, mortgages, securities or other property, real or personal, as the General Partners deem advisable;

(v)  to acquire, own, develop, manage, lease, mortgage, convey and to deal in any manner with, real property and interests therein, including, but not limited to, easements, covenants and rights of way and the sale and resultant leasing back of any such real property;

(vi)  to enter into leases for any length of time, including such leases which extend beyond the term of the Partnership;

(vii)  to sell, exchange, lease, encumber, option or otherwise dispose of all or any portion of the assets held by the Partnership in such manner and upon such terms and conditions as the General Partners deem advisable, and to make, execute and deliver deeds, mortgages, leases, assignments and other documents necessary to carry out any of the powers granted to the General Partners;

(viii)  to vote by person or proxy any and all stock owned by the Partnership and to participate in any reorganization or merger of companies or corporations whose stock is held by the Partnership; to exercise any and all conversion, subscription and other rights of whatever nature, including, but not limited to, options with respect to any stocks, bonds or other securities and, for the purpose of exercising such rights, the power to sell or otherwise dispose of all or any part of the Partnership's assets, or to borrow for the purpose of making payment;

(ix)  to open, maintain and close bank accounts and to draw checks and other orders for the payment of money;

(x)  to borrow money and to make, issue, accept, endorse and execute promissory notes, drafts, bills of exchange, loan agreements and other instruments and evidences of indebtedness, and to secure the payment thereof by mortgage, confession of judgment, hypothecation, pledge or other assignment of or arrangement of security interests in all or any part of the property then owned or thereafter acquired by or for the Partnership;

(xi)  to lend money to such Persons, corporations or other entities, including, but not limited to, a Partner, a Partner's Spouse, issue and the Spouses of such issue, a shareholder of a Partner, the Spouses, issue and the Spouses of the issue of such shareholder, and a trust created for the benefit of any such persons, upon such terms and conditions as may be determined by the General Partners and, in connection therewith, to make, issue, accept, endorse and execute promissory notes, drafts, bills of exchange, loan agreements and other instruments and evidences of indebtedness;

(xii)  to take such actions and incur such expenses on behalf of the Partnership as the General Partners deem necessary or advisable in connection with the conduct of the affairs of the Partnership and to provide reimbursement for any such expenses advanced for the Partnership by the General Partners;

(xiii)  to enter into, make and perform such contracts, agreements and other undertakings as the General Partners deem necessary or advisable for the conduct of the affairs of the Partnership, including an agreement for payment by the Partnership to the General Partners in consideration of services rendered by the General Partners, which payments may be determined without regard to the income of the Partnership;

(xiv)  to use any portion of the assets or property of the Partnership for the purposes described in Article III above;

(xv)  to adjust, compromise and settle, or refer to arbitration any claim in favor of or against the Partnership, or any business or asset of the Partnership, and to institute, prosecute or defend any and all such legal proceedings as the General Partners deem advisable;

(xvi)  to file all tax returns and forms, and to make all tax elections, as the General Partners deem to be necessary or advisable;

(xvii)  to admit additional Limited Partners to the Partnership in accordance with Section 12.11 below; and

(xviii)  to do any and all things in the complete discretion of the General Partners necessary to carry out the purposes of this Agreement.

(b)         The Limited Partners specifically approve and consent to the exercise by the General Partners of the powers described in Section 6.2(a) above.

Section 6.3.  Tax Controversies.  The Company shall be the "Tax Matters Partner" for the purposes of Code Section 6231(a)(7).  Should there be any question or controversy with the Internal Revenue Service or other taxing authority involving the Partnership, such Person shall act as the agent of the Partnership to resolve such question or controversy and may, on behalf of the Partnership, incur any expenses it deems necessary or advisable in the interest of the Partners in connection with any such question or controversy, including professional fees and the cost of any protest, litigation and/or appeals.

Section 6.4.  Limitations on Authority.  The General Partners shall not take any actions which would cause any Limited Partner to be liable for any amounts in excess of the amounts which such Limited Partner is expressly obligated to contribute to the capital of the Partnership pursuant to this Agreement.

Section 6.5.  Officers. The General Partners may delegate their management responsibility to officers including a President (which office may also be referred to as CEO), Chief Financial Officer, Vice President, and Secretary, and such other officers as it deems necessary, each of whom shall serve such term as determined by the General Partners.  Exhibit C hereto lists the individuals who shall serve as the initial officers.  The President and Vice President shall, subject to the supervision of the General Partners, have general and active management of the day-to-day business and affairs of the Partnership and shall see that all orders and resolutions of the General Partners are carried into effect.  The President, Chief Financial Officer and Vice President shall have full authority to bind the Partnership (and may delegate such authority) by execution of documents, instruments, agreements, contracts or otherwise to any obligation not inconsistent with the provisions of this Agreement or the resolutions and policies set by the General Partners.

ARTICLE VII

CAPITAL

Section 7.1.  Initial Capital Contributions.  Each Partner's contribution to the Partnership shall be reflected in such Partner's respective Capital Account in the amount set forth next to such Partner's name on Exhibit A to this Agreement.

Section 7.2.  Withdrawals from Capital Accounts.  No Partner shall be entitled to receive interest on or to withdraw any amount from such Partner's Capital Account other than as expressly provided herein.

Section 7.3.  Capital Accounts.  A Capital Account shall be established and maintained for each Partner.  Each Partner's Capital Account shall be (i) credited with the amount of money and the fair market value of any property contributed by such Partner to the Partnership, (ii) credited or debited, as the case may be, with such Partner's allocation of income, gain, loss and expense pursuant to this Agreement, and (iii) debited with the amount of cash and the fair market value of property distributed to such Partner pursuant to this Agreement.  Notwithstanding anything to the contrary in this Agreement, the Capital Accounts of the Partners shall be determined and maintained in accordance with the rules set forth in the Treasury Regulations promulgated under Code Section 704(b).  To the extent that any Person succeeds, in whole or in part, to the partnership interest of a Partner, such Person shall also succeed to the applicable portion of the Capital Account of the transferor.

ARTICLE VIII

PROFITS, LOSSES AND DISTRIBUTIONS

Section 8.1.  Positive Cash Flow.  The term "Positive Cash Flow" as used in this Agreement shall mean the gross cash receipts generated from the operation of the business of the Partnership from all sources, including, without limitation, all proceeds obtained from the sale of all or any part of the assets or property of the Partnership as well as the proceeds from all refinancing of mortgages or replacements of existing mortgages encumbering the property of the Partnership, available to the Partnership after (i) the payment or accrual for payment of all current operating expenditures in connection therewith, including, without limitation, payments of interest and principal on loans, payments of other charges pursuant to any mortgages encumbering the property of the Partnership, and after (ii) making provisions for the reasonable working capital requirements of the Partnership and investments and reinvestments appropriate to enable the Partnership to carry out its purposes but (iii) disregarding in determining Positive Cash Flow depreciation, amortization and other noncash items.  The General Partners' determination with respect to provisions for reasonable working capital requirements and appropriate investments and reinvestments of the Partnership shall be conclusive.

Section 8.2.  Distribution of Positive Cash Flow.

(a)         Positive Cash Flow of the Partnership, to the extent available, shall be distributed among the Partners in accordance with the Participating Percentages of the Partners.

(b)         Notwithstanding anything to the contrary set forth in this Section, any Positive Cash Flow which arises during the liquidation of the Partnership shall be distributed in accordance with the provisions of this Agreement dealing with the distribution of proceeds from the liquidation of the Partnership.

Section 8.3.  Determination of Net Book Profits and Net Book Losses.  For purposes of computing the amount of any items of income, gain, loss or expense to be reflected in the Partners' Capital Accounts (hereinafter the net of such items being referred to as the "Net Book Profits" or the "Net Book Losses" of the Partnership), the determination, recognition and classification of such items shall be determined using the accounting principles set forth in the Treasury Regulations promulgated under Code Section 704(b), consistently applied from year to year.

Section 8.4.  Allocation of Net Book Profits and Net Book Losses.  For purposes of maintaining the Capital Accounts of the Partners and in determining the rights of the Partners among themselves with respect to the assets of the Partnership, the Net Book Profits or the Net Book Losses of the Partnership for each period shall be allocated among the Partners in the following order and priorities, and each item of income, gain, loss or expense of the Partnership for such period shall be allocated among the Partners in the proportion that the Net Book Profits or the Net Book Losses of the Partnership for such period are allocated among the Partners:

(a)  Net Book Profits for any period shall first be allocated in the same amounts and in the same proportions as the Aggregate Net Book Losses of the Partnership for all earlier periods (if any) were allocated among the Partners (or their respective predecessors in interest).  For purposes of this provision, the term Aggregate Net Book Losses of the Partnership for all earlier periods means the excess (if any) of (i) the cumulative Net Book Losses of the Partnership for each preceding year or other period over (ii) the cumulative Net Book Profits of the Partnership for each preceding year or other period.

(b)  Net Book Profits for any period shall thereafter be allocated among the Partners in accordance with the Participating Percentages of the Partners.

(c)  Net Book Losses for any period shall first be allocated in the same amounts and in the same proportions as the Aggregate Net Book Profits for all earlier periods (if any) were allocated among the Partners (or their respective predecessors in interest).  For purposes of this provision, the term Aggregate Net Book Profits of the Partnership for all earlier periods means the excess (if any) of (i) the cumulative Net Book Profits of the Partnership for each preceding year or other period over (ii) the cumulative Net Book Losses of the Partnership for each preceding year or other period.

(d)  Any remaining Net Book Losses for any period shall be allocated among the Partners in accordance with the Participating Percentages of the Partners.

Section 8.5.  Deficit Capital Account Allocations.  In accordance with applicable Treasury Regulations, including Treasury Regulation Section 1.704-1(b)(2)(ii)(d), no allocation of expenses or losses shall be made pursuant to the terms of this Agreement to the extent such allocation would cause or increase a net deficit balance in a Partner's Capital Account as of the end of the period to which such allocation relates in excess of any dollar amount of such net deficit balance that such Partner is obligated to restore under this Agreement.  Such expenses and losses shall instead be allocated among the other Partners not subject to this limitation in accordance with their relative Participating Percentages.  For purposes of this Section, the following rules shall apply:

(a)        each Partner's net deficit balance in such Partner's respective Capital Account shall be determined by adding to such Capital Account balance the amount of such Partner's share (as determined pursuant to Treasury Regulation Section 1.704-2) of the Total Minimum Gain of the Partnership as of the end of the period with respect to which such determination is being made; and

(b)        in determining whether an allocation of loss or expense would cause or increase a net deficit balance in a Partner's respective Capital Account as of the end of the period to which such allocation relates, the initial balance of such Partner's respective Capital Account shall be treated as if it reflected an amount equal to the excess of any distributions that, as of the end of such period, reasonably are expected to be made to such Partner in any future period over the Net Book Profits reasonably expected to be allocated to such Partner during (or prior to) the period in which such distributions are expected to be made.

Section 8.6.  Qualified Income Offset Provision.  If a Partner unexpectedly receives an adjustment, allocation or distribution pursuant to this Agreement which causes or increases a net deficit balance in such Partner's respective Capital Account as of the end of the period to which such adjustment, allocation or distribution relates in excess of any dollar amount of such net deficit balance that such Partner is obligated to restore pursuant to this Agreement, such Partner will be allocated items of gross income and gain in an amount and manner sufficient to eliminate such net deficit balance as quickly as possible.  The rules set forth in Section 8.4 above shall apply for purposes of determining whether any adjustment, allocation or distribution would cause or increase a net deficit balance in any Partner's Capital Account.

Section 8.7.  Special Allocations of Deductions; Minimum Gain Chargeback.  All capitalized terms or phrases in this Section 8.7 and elsewhere in this Agreement that are not otherwise defined in this Agreement shall have the meaning ascribed to them in the relevant Treasury Regulations, including Treasury Regulation Section 1.704-2, if applicable.

(a)  Special Allocations of Nonrecourse Deductions.  Unless otherwise determined by the General Partners, in compliance with applicable Treasury Regulations, including Treasury Regulation Section 1.704-2, allocations of Nonrecourse Deductions shall be made among the Partners in accordance with the loss allocation provisions of Section 8.4 of the Agreement.

(b)  Minimum Gain Chargeback Provision.  If there is a net decrease in the Minimum Gain of the Partnership (as determined pursuant to applicable Treasury Regulations, including Treasury Regulation Section 1.704-2) during any period, then each Partner shall be allocated items of gross income and gain in accordance with the provisions of applicable Treasury Regulations, including Treasury Regulation Section 1.704-2.

(c)  Special Allocations of Partner Nonrecourse Deductions.  Notwithstanding any other provision in this Agreement, in compliance with applicable Treasury Regulations, including Treasury Regulation Section 1.704-2, allocations of Partner Nonrecourse Deductions shall be made among the Partners in accordance with the ratios in which the Partners (or the affiliates of any Partners) share the economic risk of loss with respect to the Partner Nonrecourse Liabilities to which such Partner Nonrecourse Deductions are attributable.

(d)  Partner Nonrecourse Liability Minimum Gain Chargeback Provision.  If there is a net decrease in the Partner Nonrecourse Liability Minimum Gain (as determined pursuant to applicable Treasury Regulations, including Treasury Regulation Section 1.704-2) during any period, then each Partner shall be allocated items of income and gain in accordance with the provisions of applicable Treasury Regulations, including Treasury Regulation Section 1.704-2.

(e)  Subsequent Allocations.  Any special allocations of items of income, gain, loss or expense made pursuant to this Section shall be taken into account in computing subsequent allocations of income, gain, loss and expense pursuant to this Agreement, so that the net amount of any item of income, gain, loss and expense allocated to each Partner pursuant to this Agreement shall, to the extent possible, be equal to the amount of such items of income, gain, loss and expense that would have been allocated to such Partner pursuant to this Agreement if the special allocations of income, gain, loss or expense required by this Section had not been made.

(f)  Interpretation of these Provisions.  The provisions of this Section are intended to comply with the provisions of applicable Treasury Regulations, including Treasury Regulation 1.704-2, and shall be interpreted consistently therewith.

Section 8.8.  Federal Income Tax Allocations.  The allocations of income, gain, loss and expense described above are allocations of book income which are made for accounting purposes to determine the respective balances in the Capital Accounts of the Partners and to establish the rights of the Partners among themselves with respect to the assets of the Partnership. These allocations may be different from the allocations among the Partners of the income, gain, loss, deduction, tax preference and tax credits of the Partnership for federal income tax purposes. Allocations of income, gain, loss, deduction, tax preference and tax credits of the Partnership for federal income tax purposes for each taxable year shall be made among the Partners as follows:

(a)  General Rules Regarding Allocations of Income, Loss, Etc.  In general, for federal income tax purposes, all items of income, gain, loss, deduction and tax preference of the Partnership for each taxable year shall be allocated among the Partners in the same manner as the items of income, gain, loss and expense which gave rise to such items of income, gain, loss, deduction and tax preference for federal income tax purposes are allocated among the Partners pursuant to the terms of this Agreement.

(b)  Special Rules Where Tax Basis Differs From Book Value.  If the Partnership's adjusted tax basis for federal income tax purposes of any of its property differs from the Book Value of such property at the beginning of any taxable year, in determining each Partner's distributive share of the taxable income or loss (or items thereof) of the Partnership, each item of income, gain, loss or deduction with respect to such property shall be allocated among the Partners in such a manner as will take into account (as required by Code Section 704(c) and any applicable Treasury Regulations thereunder or by other applicable Treasury Regulations, including Treasury Regulation Section 1.704-1(b)(4)(i)) the difference between the adjusted tax basis for federal income tax purposes of such property and its Book Value, all as of the beginning of such taxable year.

(c)  Special Tax Audit Allocations.  Notwithstanding anything contained in this Agreement to the contrary, in the event that the taxable income of the Partnership for federal income tax purposes (or any item thereof) is adjusted as the result of an audit by the Internal Revenue Service, the Partners' Capital Accounts shall be adjusted in a manner which reflects such adjustments as though corresponding book adjustments had been originally reflected in the Net Book Profits or Net Book Losses of the Partnership determined pursuant to the terms of this Agreement.

(d)  Tax Effect of Transfers.  In the case of the transfer of a Partner's interest in the Partnership pursuant to any provisions hereof at any time other than the end of the fiscal year of the Partnership, the distributive shares of the various items of Partnership income, gains, losses, deductions and credits, as computed for federal income tax purposes, shall be allocated between the transferor and the transferee in the ratio of the number of days in such year before and on and after such transfer; provided, however, that the provisions hereof shall not be applicable to the gain or loss from the sale of all or any part of the assets or property of the Partnership which shall be allocated to either the transferor or the transferee on the basis of their ownership on the date thereof or of any distribution of proceeds with respect thereto or any agreement between them.  The Partnership may (but is not required to), if requested by the transferee who shall become a substituted Partner hereunder, file the election contemplated by Code Section 754 and the regulations promulgated thereunder.

ARTICLE IX

BOOKS OF ACCOUNT, RECORDS AND REPORTS

Section 9.1.  Books and Records.  Proper and complete records and books of account shall be kept by the Partnership.  The Partnership books and records shall be kept on the cash method of accounting or on such other acceptable method as the General Partners shall determine.  The books and records shall at all times be maintained at the principal office of the Partnership and shall be open to the reasonable inspection and examination of the Partners or their duly authorized representatives during normal business hours.

Section 9.2.  Tax Information.  As soon as available after the end of each fiscal year of the Partnership, the General Partners shall send or cause to be sent to each Partner such tax information as shall be necessary for the preparation by such holder of his, her or its federal income tax return, state income tax return and other tax returns.  The Partners acknowledge that because of the nature of the Partnership, it may be difficult or impossible to accurately set forth on Form K-1 and other tax forms which the Partnership may file and/or provide to the Partners the actual interests of the Partners in the Partnership's income, losses and capital.  The Partners agree among themselves that no information on any such form will be evidence of the true interest in the Partnership of any Partner.

Section 9.3.  Annual Reports.  The provisions of this Section 9.3 shall apply only in the event that Partners holding at least twenty-five percent (25%) of the then applicable Participating Percentages of the Partnership submit a written request to the General Partners that the reports described herein be prepared and transmitted to each Partner (with the cost of such reports to be paid by the requesting Partners); otherwise, the preparation and transmittal of such reports shall be at the sole discretion of the General Partners (with the cost of such reports to be paid by the Partnership in this instance).  If requested in writing by Partners holding at least twenty-five percent (25%) of the then applicable Participating Percentages of the Partnership or at the discretion of the General Partners, as soon as available after the end of each fiscal year, the General Partners shall cause to be prepared and transmitted to each Partner a report containing (i) a balance sheet of the Partnership showing the financial condition of the Partnership at the close of such year; (ii) a statement of income of the Partnership showing the results of operations during such year; (iii) a cash flow statement of the Partnership showing the cash receipts and disbursements of the Partnership during such year; (iv) a statement showing each Partner's share of the profits or losses of the Partnership for such year for federal income tax purposes; and (v) such other financial information as the General Partners deem appropriate.

Section 9.4.  Accounting Principles.  Except as otherwise provided in this Agreement, all books and records of the Partnership shall be kept, and all financial statements furnished to the Partners hereunder shall be prepared, in accordance with sound and generally accepted accounting principles consistently applied or any other comprehensive accounting method consistently applied as selected by the General Partners.

ARTICLE X

FISCAL YEAR

Section 10.1.  Fiscal Year.  The fiscal year of the Partnership shall be determined on the basis of a 52-53 week year.

ARTICLE XI

LIABILITY OF PARTNERS; RIGHTS AND
OBLIGATIONS OF LIMITED PARTNER

Section 11.1.  Liability of General Partner.  To the extent that assets of the Partnership are insufficient to satisfy any and all of the Partnership's liabilities, the General Partners shall bear such liability.

Section 11.2.  Limited Liability of Limited Partners.  The liability of Limited Partners in all respects shall be limited to the respective capital contributions (if any) paid and/or required to be paid by such Limited Partners.  This limitation of liability shall not affect any liability arising as the result of any representations or warranties made by a Limited Partner to the Partnership with respect to property or services, if any, contributed by such Limited Partner to the Partnership.

Section 11.3.  Management.  No Limited Partner shall take part in the management or control of the business of the Partnership nor transact any business in the name of the Partnership (except in his, her or its capacity as a General Partner, if applicable).  No Limited Partner shall have the power to sign for or bind the Partnership to any agreement or document.  No Limited Partner shall have any power or authority with respect to the Partnership except as specifically stated in this Agreement.

Section 11.4.  Judgments, Fines, Settlements and Expenses.  Except as otherwise provided under this Agreement, to the fullest extent permitted by applicable law, the Partnership shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a General Partner, officer, employee or agent of the Partnership or is or was serving at the request of the Partnership as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (the “Covered Persons”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the act or failure to act giving rise to the claim for indemnification is not determined by a court to have constituted gross negligence, recklessness, willful misconduct, or breach of this Agreement; provided, that any indemnity under this Section 11.4 shall be provided out of and to the extent of Partnership assets only, and no Covered Person shall have any personal liability on account thereof.

Section 11.5.  Expenses.  To the extent that a Covered Person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 11.5 hereof or in defense of any claim, issue or matter therein, to the fullest extent permitted by applicable law, he or she shall also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Section 11.6.  Advancement of Expenses.  To the fullest extent permitted by applicable law, expenses incurred by a Covered Person in defending a civil or criminal action, suit or proceeding may be paid by the Partnership in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Partnership pursuant to this Section 11.

Section 11.7.  Non-Exclusivity of Section 11.  The indemnification provided by this Section 11 shall not be deemed exclusive of any other rights to which those seeking indemnification  may be entitled and shall continue as to a Person who has ceased to serve in any of the capacities included in the definition of Covered Person in Section 11.4 and shall inure to the benefit of the heirs, executors and administrators of such a Person.

Section 11.8.  Duty and Liabilities.  Each General Partner and officer of the Partnership shall discharge his or her duties to the Partnership in good faith and with reasonable care.  Notwithstanding the foregoing and any other provision of this Agreement, no General Partner shall be personally liable for any losses or liability arising from the conduct of the affairs of the Partnership or from the conduct of any employee or agent of the General Partners or the Partnership, or damages for any action taken or for failure to take any action in his capacity as a General Partner unless: (i) such General Partner breached or failed to perform the duties of its office; (ii) the breach or failure to perform constituted self-dealing, willful misconduct, or recklessness; and (iii) such General Partner breached its duties hereunder, or related documents.  The foregoing shall not apply to any responsibility or liability under a criminal statute or liability for the payment of taxes under Federal, state, or local law.

Section 11.9.  Severability.  To the fullest extent permitted by applicable law, if any protion of this Section 11 shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify each General Partner or officer and may indemnify each employee or agent of the Partnership as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with espect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the righ tof the Partnership, to the fullest extent permitted by any applicable portion of this Section 11 that shall not have been invalidated.

ARTICLE XII

TRANSFER OF INTERESTS BY PARTNERS;
ADMISSION OF NEW PARTNERS; WITHDRAWAL OF PARTNERS

Section 12.1.  Rights of First and Second Refusal - Attempted Transfers.  Except as expressly permitted in Section 12.2, no Partner may transfer, assign or sell all or any part of his, her or its respective interest in the Partnership without giving the Partnership the right of first refusal to redeem said interest and each of the other Partners of the Partnership (the “Other Partners”) rights of second refusal to purchase the Partner’s interest in the Partnership, with said rights of first and second refusal being on the same terms and conditions as the proposed transfer, assignment or sale.  The Partner desiring to transfer, assign or sell all or any part of his, her or its interest in the Partnership to any transferee other than those expressly permitted in Section 12.2 of this Agreement (the “Selling Partner”) shall submit in writing to the Partnership and each of the Other Partners the proposed terms and conditions, including, without limitation, the proposed transferee (the “Terms”), of the proposed transfer, assignment or sale (the “Proposed Transfer”) at least ninety (90) days prior to the effective date of the Proposed Transfer.  After receipt of the Terms of the Proposed Transfer, the Partnership will have thirty (30) days (the “Notice Period”) to exercise its right of first refusal hereunder to redeem the interest in the Partnership of the Selling Partner subject to the Proposed Transfer upon the Terms by notifying the Selling Partner and each of the Other Partners in writing of its intention to exercise its first refusal right within the Notice Period.

If (a) the Partnership expressly declines to exercise its right of first refusal with respect to all or part of the Partnership interest of the Selling Partner subject to the Proposed Transfer or (b) the Selling Partner and each of the Other Partners have not received a written notice of its exercise thereof within the Notice Period, each of the Other Partners will have an additional thirty (30) days after the Notice Period (the “Second Notice Period”) to exercise their right of second refusal to purchase the Partnership interest of the Selling Partner subject to the Proposed Transfer upon the Terms by notifying the Selling Partner, the Partnership and each of the Other Partners in writing within the Second Notice Period of his, her or its intention to exercise his, her or its right of second refusal with respect to all or part of the Partnership interest of the Selling Partner subject to the Proposed Transfer and not redeemed by the Partnership (the “Unredeemed Partnership Interest”).  If more than one of the Other Partners desire to purchase the Unredeemed Partnership Interest, then each of the Other Partners desiring to purchase said interest shall each be entitled to purchase a portion of the Unredeemed Partnership Interest (or all of the Unredeemed Partnership Interest if only one of the Other Partners desires to purchase all of said interest).  If the Participating Percentage represented by the Unredeemed Partnership Interest is equal to or more than the aggregate Participating Percentage desired to be purchased by all of the Other Partners, then each of the Other Partners desiring to purchase a portion of said interest shall be entitled to purchase all of the Unredeemed Partnership Interest which such Other Partner desires to purchase according to the Terms.  If the Participating Percentage represented by the Unredeemed Partnership Interest is less than the aggregate Participating Percentage desired to be purchased by all of the Other Partners, then each of the Other Partners desiring to purchase the Unredeemed Partnership Interest shall be entitled to purchase that portion of said interest of the Selling Partner determined by multiplying (I) the Participating Percentage of the Unredeemed Partnership Interest by (II) the ratio of (A) the Participating Percentage in the Partnership of such Other Partner to (B) the aggregate Participating Percentage in the Partnership of all of the Other Partners desiring to purchase the Unredeemed Partnership Interest; provided, however, that if any Other Partner desires to purchase less than all of the portion of the Unredeemed Partnership Interest which he, she or it is entitled to purchase pursuant to such formula, then the portion of the Unredeemed Partnership Interest not purchased by such Other Partner which he, she or it is otherwise entitled to purchase hereunder shall be sold to the Other Partners desiring to purchase the Unredeemed Partnership Interest who or which are entitled to purchase less than all of the portion of the Unredeemed Partnership Interest which they desire to purchase as a result of such formula, pro rata according to their Participating Percentages.

A closing on any redemption by the Partnership or purchase by any of the Other Partners pursuant to this Section 12.1 shall be held at the principal office of the Partnership at a date and time mutually agreeable to the parties involved in selling and redeeming/purchasing the Partnership interest of the Selling Partner subject to the Proposed Transfer, but in any event within ninety (90) days following the exercise of the right of refusal by the Partnership or any of the Other Partners. If the Partnership and the Other Partners decline to exercise their rights of first and second refusal to redeem or purchase any or all of the Partnership interest of the Selling Partner subject to the Proposed Transfer within the applicable acceptance period, the Selling Partner may, for a period not to exceed one hundred eighty (180) days after the date of the written notice provided to the Partnership and the Other Partners of the Proposed Transfer and its Terms, sell or otherwise dispose of any or all of the interest of the Selling Partner subject to the Proposed Transfer not being redeemed by the Partnership and/or purchased by the Other Partners hereunder, but only (a) to the proposed transferee contained in the Terms, (b) under the Terms of the Proposed Transfer delivered to the Partnership and each of the Other Partners hereunder and (c) if the Proposed Transfer is otherwise undertaken in accordance with the other terms and conditions of this Agreement.  A transferee that has received an interest in the Partnership after compliance with this Section 12.1 shall not be admitted as a substitute Partner except as provided in Section 12.5 hereof.

Section 12.2.  Permitted Transfers.  A Partner may transfer, assign or sell all or a portion of his, her or its interest in the Partnership (during his, her or its lifetime or existence, or at death or termination of legal status):

(a) to a trust established for the benefit of the transferring Partner or any other Partner;

(b) to any one (1) or more of such Partner's issue (which shall include the issue of the Grantor of a trust that is a Partner hereof);

(c) to a trust established for the benefit of any one (1) or more issue of such Partner (which shall include the issue of the Grantor of a trust that is a Partner hereof);

(d) to a trust established for the benefit of the Spouse of such Partner or the Spouses of the issue of such Partner (which shall include the Spouse of a Grantor of a trust that is a Partner hereof and the Spouses of the issue of a Grantor of a trust that is a Partner hereof);

(e) in the case of a corporate Partner, to a shareholder of such Partner, the issue of such shareholder, or a trust for the benefit of the Spouse, issue or the Spouses of the issue of the shareholder (but only if such shareholder is an existing shareholder of the corporate Partner at the time such Partner received its partnership interest in the Partnership);

(f) with written consent of the General Partners, which consent may be withheld at their complete discretion; provided, however, that the sole General Partner may not transfer, assign or sell all or any part of his, her or its general or limited partnership interest(s) in the Partnership (except as expressly permitted above) without the written consent of Limited Partners holding a majority of the Participating Percentages in the Partnership not held by the sole General Partner; or

(g) to another Partner.

The General Partners, in their sole discretion, may require that any such transfer, assignment or sale pursuant to this Section 12.2 comply with the provisions of Section 12.5(b) hereof in order to be effective.

Section 12.3.  Right of First Refusal - Court Order, Unauthorized Transfer or Attachment.  In the event that (a) any person or entity acquires the interest of a Partner as the result of an order of a court of competent jurisdiction that the Partnership is required to recognize, (b) any person or entity acquires a controlling interest of a Partner that is a corporation, partnership, limited liability company, limited liability partnership, or any other entity, as a result of an order of a court of competent jurisdiction that the Partnership is required to recognize, (c) a Partner makes an unauthorized transfer of an interest in the Partnership that the Partnership is required to recognize, (d) a creditor of a Partner attaches the interest of the Partner in the Partnership and such attachment is not discharged or vacated within ninety (90) days after it becomes effective, (e) a creditor attaches a controlling interest in any Partner that is a corporation, partnership, limited liability company or any other entity, and such attachment is not discharged or vacated within ninety (90) days after it becomes effective, the Partnership will have the option to acquire the interest by giving written notice to the transferee (the "Notice") of its intent to purchase.  The Notice must be given (or postmarked) within one hundred eighty (180) days of the date upon which it is finally determined that the Partnership is required to recognize the transfer.  This option may be assigned in whole or in part to any or all of the Partners.  Unless the parties agree otherwise, the price to be paid for such interest shall be the appraised fair market value of the interest as of the date of the Notice.  The fair market value shall be determined by a written appraisal of an independent person or firm qualified to value such an interest, and such appraiser will be selected by the Partnership.  Such appraisal shall use some form of the discounted cash flow method of appraisal and shall take into account minority interest, lack of marketability and any other applicable discounts.  The appraisal shall be completed within sixty (60) days of the date of the Notice, and shall immediately be delivered to the transferee.  A closing will be held within thirty (30) days of the receipt of the written appraisal by the transferee at such place as the parties may agree.  The purchase price shall be paid in the form of an installment note, payable annually over fifteen (15) years, at an interest rate equal to lowest rate which will at the time avoid the federal imputation of interest rules (i.e., the long-term applicable federal rate).  If any of the events described in this Section 12.3 occur with respect to a general partnership interest in the Partnership and the option to acquire said interest is not exercised by the Partnership or its assigns, such general partnership interest shall immediately and automatically be converted into a limited partnership interest in the Partnership with the same Participating Percentage and interest in the capital and profits of the Partnership which such General Partner had immediately prior to such conversion.

Section 12.4.  Restrictions on Substitution of Interests in the Partnership.  Any provision of this Agreement to the contrary notwithstanding, no interest in the Partnership may be sold, transferred or assigned in whole or in part if it would cause the termination of the Partnership for Federal income tax purposes, unless the General Partners (or, if applicable, the majority in interest of the Limited Partners) agree in writing to such sale, transfer or assignment.

Section 12.5.  Admission of Substitute Partner.

(a)         Except as otherwise expressly provided in this Article XII, the transferee, assignee or purchaser of a Partner's interest in the Partnership shall not be admitted as a Partner of the Partnership without the prior written consent of the General Partners (or the written consent of Limited Partners holding a majority of the Participating Percentages in the Partnership not held by the sole General Partner in the case of a sole General Partner desiring to transfer a general or limited partnership interest in the Partnership), which consent may be granted or withheld in such Partners' absolute discretion.

(b)         Unless the General Partners agree otherwise, no transferee, assignee or purchaser of a Partner's interest in the Partnership shall be admitted as a Partner of the Partnership until such transferee, assignee or purchaser satisfactorily completes the following:

(i)  The transferee, assignee or purchaser shall have agreed to be bound by the terms and provisions of this Agreement and shall have assumed all of the obligations, if any, of the assigning Partner;

(ii)  If the transferee, assignee or purchaser is a corporation, the assignee shall have provided the Partnership with a certified copy of a resolution of its Board of Directors authorizing it to become a Partner under the terms and conditions of this Agreement;

(iii)  The transferee, assignee or purchaser shall have executed this Agreement (or an addendum hereto) and such other documents or instruments as the General Partners may require in order to effect the admission of such transferee, assignee or purchaser as a Partner and shall pay any and all reasonable expenses in connection with such admission;

(iv)  The transferee, assignee or purchaser shall have executed powers of attorney containing the terms and conditions set forth in Section 17.3 below; and

(v)  The transferee, assignee or purchaser shall have delivered to the Partnership a letter containing the representations and agreements set forth in Section 12.7 of this Agreement and/or the opinion of counsel set forth therein.

Section 12.6.  Status of Transferee.  A nonadmitted transferee of an interest in the Partnership shall be entitled to receive only that share of distributions to which its transferor would otherwise be entitled with respect to the interest transferred, and shall have no right to obtain any information on account of the Partnership's transactions, to inspect the Partnership books or to vote with the Limited Partners on any matter.  The Partnership may, however, in the discretion of the General Partners, furnish the transferee with pertinent tax information at the end of each fiscal year of the Partnership.

Section 12.7.  Compliance with Securities Act.  Each Partner represents and covenants that (i) such Partner's interest in the Partnership has been acquired for investment purposes and not for resale, (ii) to the extent applicable, such interest was acquired hereunder in compliance with the Federal Securities Act of 1933, as amended (the "Act"), the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "SEC") and any applicable state securities laws, and  (iii) such interest shall not be sold or disposed of in violation of the Act, the rules and regulations of the SEC, or any applicable state securities law.  If required by the General Partners, no transfer shall be accomplished under this Article XII unless the Partnership shall have received an opinion of counsel for the transferring Partner satisfactory in form and substance to counsel for the Partnership, to the effect that the proposed transfer will not be in violation of the Act, the rules and regulations promulgated thereunder, or of any applicable state securities law.

Section 12.8.  Transferee(s).  Any transfer, bequest or gift of an interest in the Partnership hereunder is conditioned upon the transferee(s) (or, in the case of a trust, the trustee(s)) being sui juris and mentally competent.

Section 12.9.  Tax Elections.  In the event of the transfer of any interest in the Partnership or the distribution of property to any Partner, the Partnership may, at the determination of the General Partners, file an election under Code Section 754 to cause the basis of the Partnership's assets to be adjusted for Federal income tax purposes as provided by Code Sections 734 and 743.

Section 12.10.  Indemnity.  Upon the acquisition of all of the interest in the Partnership of any Partner, the person(s) acquiring such interest hereby agree(s) that such person(s) shall indemnify and hold harmless such Partner from and against any Partnership debts guaranteed by such Partner.

Section 12.11.  Admission of Additional Partners.  Additional Partners may be admitted to the Partnership from time to time only with the agreement of all of the Partners; provided, however, that the agreement of a Limited Partner shall not be required if additional Limited Partners are admitted and such admission does not adversely affect the Participating Percentages of such Limited Partner.  No Person shall be admitted as a Partner pursuant to this Section 12.11 until:

(a)  Such Person shall have agreed to be bound by the terms and provision of this Agreement and shall have assumed all of the obligations, if any, of a Partner;

(b)  Such Person shall have executed this Agreement (or an addendum hereto) and such other documents or instruments as the General Partners may require in order to effect the admission of such Person as a Partner;

(c)  Such Person shall have executed powers of attorney containing the terms and conditions set forth in Section 17.3 below; and

(d)  Such Person shall have delivered to the Partnership a letter containing the representations and agreements set forth in Section 12.7 above.

Section 12.12.  Withdrawal of a Partner.  No Limited Partner may withdraw from the Partnership prior to the dissolution and winding up of the Partnership, unless the General Partners unanimously agree otherwise.  If such Limited Partner is also the sole General Partner, the Limited Partner may not withdraw without the unanimous written consent of the other Limited Partners.  If (a) the General Partners unanimously agree to allow a Limited Partner to withdraw from the Partnership, (b) a court of competent jurisdiction orders or otherwise allows a Limited Partner to withdraw from the Partnership, or (c) a Limited Partner is otherwise permitted to withdraw from the Partnership, the Partners hereby agree that (w) such withdrawing Limited Partner must give the Partnership at least six (6) months notice of the effective date of such withdrawal, (x) the withdrawing Limited Partner shall receive the fair value of his, her or its limited partnership interest in the Partnership, (y) “fair value” shall mean the value determined by an independent qualified appraiser selected in the sole discretion of the General Partners using some form of the discounted cash flow method of appraisal (with such appraisal also taking into account minority interest, lack of marketability and any other applicable discounts) and (z) the fair value of said limited partnership interest shall be paid to the withdrawing Limited Partner in the form of an installment note, payable in equal annual installments over fifteen (15) years, at an interest rate equal to the lowest rate which will at the time avoid the federal imputation of interest rules (i.e., the long-term applicable federal rate).  No General Partner may withdraw from the Partnership at any time without the unanimous written consent of the remaining General Partners or, if none, the unanimous written consent of the remaining Limited Partners. Any attempted withdrawal from the Partnership by a General Partner which is not otherwise authorized pursuant to this Agreement shall be a material breach of this Agreement and shall entitle the Partnership to recover from a withdrawing General Partner damages for such breach of this Agreement which shall be offset against the fair value of such general partnership interest.  A General Partner permitted to withdraw from the Partnership shall remain liable for any and all obligations and liabilities incurred before or while said General Partner was a General Partner of the Partnership; provided, however, that said General Partner shall not incur any obligation or liability on account of the business of the Partnership after such withdrawal.

ARTICLE XIII

DISSOLUTION OF THE PARTNERSHIP

Section 13.1.  Events of Dissolution.  The happening of any one of the following events shall work an immediate dissolution of the Partnership:

(a)         the expiration of the term of the Partnership;

(b)         the election of all of the Partners to dissolve the Partnership;

(c)         the termination of the business of the Partnership;

(d)         the entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Partnership to be a bankrupt and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom, or the entry of an order of judicial dissolution; or

(e)         at the happening of any of the following events if such event would constitute the withdrawal of a sole General Partner, or any other event that would constitute a withdrawal of a sole General Partner under Delaware law (if, upon or as a result of the withdrawal of a General Partner, there exists at least one other General Partner, the Partnership shall not dissolve and the business of the Partnership shall be carried on by the remaining General Partner(s)); provided, however, that the Partners may elect to continue the Partnership as stated in Section 13.2 below:

(i)  the voluntary withdrawal of a General Partner in contravention of this Agreement;

(ii)  the filing of a petition of bankruptcy against or by a General Partner or its grantor (if the General Partner is a revocable trust), the same not being discharged within ninety (90) days from the date of filing;

(iii)  a receiver being appointed to manage the property of a General Partner or its grantor (if the General Partner is a revocable trust);

(iv)  a creditor of a General Partner attaching the General Partner's interest in the Partnership and such attachment not being discharged or vacated within ninety (90) days from the date it becomes effective;

(v)  the dissolution of a General Partner;

(vi)  the death or incompetency of an individual General Partner; or

(vii)  in the case of a General Partner which is a revocable trust, the termination of the trust after the death of its grantor (which event shall constitute the withdrawal of the trust as a General Partner).

Section 13.2.  Election to Continue Partnership.  In the event of the happening of any of the events described in Section 13.1(e) above, the remaining Partners may elect, by majority vote within one hundred eighty (180) days of such event, to continue the Partnership.  The election under 15 Pa. C.S. §8103 (majority vote to continue the Partnership) is hereby approved by all of the Partners; the General Partners shall take any affirmative action required to effectuate such election.  Should the Partnership be continued pursuant to this Section 13.2, the interest of the General Partner described in Section 13.1(e) above shall immediately and automatically be converted to that of a Limited Partner with the same interest in the capital and the profits of the Partnership which such Partner had immediately prior to such conversion, and the Limited Partners shall select a successor general partner to be the General Partner of the Partnership.

ARTICLE XIV

ADDITIONAL PROVISIONS CONCERNING
DISSOLUTION OF THE PARTNERSHIP

Section 14.1.  Winding Up Affairs; Liquidation.  In the event of the dissolution of the Partnership for any reason, if no election is made pursuant to Section 13.2 above to continue the Partnership, the General Partners, or if the General Partners are bankrupt and without at least one qualified successor, a liquidating agent or committee selected by the affirmative vote or written concurrence of Partners owning at least fifty-one percent (51%) of the capital and profits interests in the Partnership owned at the time by all Partners, shall commence to wind up the affairs of the Partnership and to liquidate its assets.  Allocations of income, gain, loss, expense, deductions, tax preference items and tax credits shall continue to be made among the Partners during the period of liquidation in accordance with the provisions of Article VIII above.  The General Partners or such liquidating agent or committee, as the case may be, shall have the full right and unlimited discretion to determine the time, manner and terms of (i) any sale or sales of Partnership assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions, and (ii) any in-kind liquidating distributions to Partners, so long as any nonratable distributions of property interests result in the distributees receiving value in accordance with Section 14.5 below.

Section 14.2.  Time for Liquidation.  A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of its liabilities so as to enable the General Partners or liquidating agent or committee, as the case may be, to minimize the normal losses attendant upon such a liquidation.

Section 14.3.  Required Reports.  If requested by Partners owning at least fifty-one percent (51%) of the capital and profits interests in the Partnership owned at the time by all Partners, the General Partners or liquidating agent or committee, as the case may be, shall furnish each Partner with a statement audited and certified by a responsible firm of certified public accountants showing (i) the net profit or net loss of the Partnership from the date of the last annual statement prepared under Section 9.3 above, to the date of the final distribution of the proceeds of the liquidation to the Partners and (ii) the manner in which the proceeds of liquidation were distributed.

Section 14.4.  Termination.  The Partnership shall terminate when all property owned by the Partnership shall have been disposed of or distributed and the net proceeds from sales of properties, after satisfaction of liabilities to creditors, shall have been distributed among the Partners as aforesaid.  The establishment of any reserves in accordance with the provisions of Section 14.5(b) below shall not have the effect of extending the term of the Partnership.

Section 14.5.  Distribution of Proceeds From Sale and Liquidation of Partnership Property.  The net proceeds of liquidation and any other funds or property of the Partnership shall be distributed and applied to the extent available in the following order of priority:

(a)         to the payment of debts and liabilities of the Partnership including any debts and liabilities to a Partner arising under this Agreement;

(b)         to the setting up of any reserves which the General Partners or the liquidating agent or committee, as the case may be, deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Partnership; and

(c)         to the Partners with net positive balances in their respective Capital Accounts in the proportion that the balance in the Capital Account of each Partner with a net positive balance in his or its Capital Account bears to the balances in the Capital Accounts of all Partners with net positive balances in their respective Capital Accounts.

Section 14.6.  Capital Account Adjustments.  For purposes of Section 14.5 above, the respective balance in the Capital Account of each Partner shall be determined by the end of the taxable year of the Partnership or, if later, within ninety (90) days after the date of the sale and liquidation of the property of the Partnership (i) after allocating all income, gain, loss and expense of the Partnership pursuant to Article VIII above and (ii) after taking into account all prior distributions to the Partners.  In addition, if property is distributed in kind to the Partners, for purposes of Section 14.5 above, any unsold Partnership property shall be valued by the General Partners or the liquidating agent or committee, as the case may be, to determine the gain or loss which would have resulted if the property were sold for its fair market value, and, to the extent not previously reflected in the Partners' Capital Accounts, the respective balance of the Capital Account of each Partner shall be adjusted to reflect such gain or loss that would have been allocated to such Partner if the property had been sold at its then fair market value.

Section 14.7.  Deficit Restoration Obligation.  If a General Partner has a deficit balance in its Capital Account at the time of the liquidation of the Partnership or the liquidation of the General Partner's interest in the Partnership (after giving effect to all contributions, distributions and allocations for all taxable years including the year during which such liquidation occurs), the General Partner shall contribute to the capital of the Partnership funds in an amount equal to the deficit balance in its Capital Account.  Nothing contained in this Agreement shall require any Limited Partner to contribute to the Partnership any amounts with respect to a deficit balance in such Partner's respective Capital Account.

ARTICLE XV

NOTICES

Section 15.1.  Notices.  All notices and demands required or permitted under this Agreement shall be in writing and may be personally delivered or sent by certified or registered mail, Federal Express or comparable courier service, postage or freight prepaid, to the Partners at their addresses as shown from time to time on the records of the Partnership.  Any Partner may specify a different address by notifying the General Partners in writing of such different address.  Any notice personally delivered shall be effective upon the date of delivery.  Any notice mailed or sent by air courier as provided herein shall be deemed given and become effective on the second business day following the date so sent.

ARTICLE XVI

AMENDMENT OF PARTNERSHIP AGREEMENT

Section 16.1.  Amendment of Agreement.  Except as otherwise expressly provided for in this Agreement, this Agreement may be modified or amended only by a writing signed by all of the Partners.

ARTICLE XVII

MISCELLANEOUS

Section 17.1.  Arbitration.  Any dispute between the Partners under this Agreement which cannot be amicably resolved by the parties shall be resolved by arbitration in accordance with the following terms: Any party which is aggrieved shall notify the other parties of the disputed issues.  Within five (5) days after such notice, counsel for the parties shall mutually select as the arbitrator an attorney practicing in Washington County or Allegheny County, Pennsylvania who is experienced in commercial arbitration.  If counsel for the parties fail to agree on an arbitrator, such attorney practicing in Washington County or Allegheny County, Pennsylvania as is selected by the President of the Washington County Bar Association from a firm which has not represented any of the parties shall act as arbitrator.  The arbitrator so selected shall schedule a hearing of the disputed issues within twenty (20) days after his appointment.  The arbitrator shall enter his decision in writing within twenty (20) days after the hearing.  The arbitrator shall be empowered to enter his decision in the form of a mandamus or injunction.  A default judgment shall be entered if a party or parties representing either side of the dispute fails to appear at the hearing.  The decision of the arbitrator shall be final and unappealable and shall be filed as a judgment of record in any jurisdiction designated by the successful party or parties.  The arbitrator shall assess the costs of arbitration to one or more of the parties as he may direct.  The parties agree that this Section has been included to rapidly and inexpensively resolve disputes between them, and this Section shall be grounds for dismissal of any court action commenced by any party.  No arbitration commenced under this Section shall alter or in any way affect the obligations of the parties under this Agreement during such arbitration proceeding.

Section 17.2.  Certificates, etc.  At the expense of the Partnership, the General Partner shall promptly have prepared and executed all legally required applications, registrations, publications, certificates and affidavits (and amendments thereof) for filing with the proper governmental authorities and arrange for the proper advertisement, publication and filing thereof for record.

Section 17.3.  Power of Attorney.  Each Partner who is a party hereto or executes and delivers an addendum joining in this Agreement, hereby makes, constitutes and appoints each of the General Partners, with full power of substitution, the Partner's true and lawful attorney for the Partner and in the Partner's name, place and stead and for the Partner's use and benefit, to sign, execute, certify, acknowledge, file and record any documents, financing statements or other instruments referred to in Section 17.2 or required by law, in Delaware or any other jurisdiction, of the Partnership or the Partners, or appropriate to effectuate fully the provisions of this Agreement.  The foregoing grant of authority shall be irrevocable and shall constitute a power coupled with an interest; provided, however, that each Partner may revoke this power by an instrument in writing executed and delivered to the General Partners after the dissolution and winding-up of the Partnership in accordance with Articles XIII and XIV or after the permitted assignment or transfer of the Partner's entire interest in the Partnership.

Section 17.4.  Partners' Relationship Inter Se.  Nothing herein contained shall be construed to constitute any Partner the agent of any other Partner, except as expressly provided herein.  Each Partner may, without accountability to the Partnership or to any other Partner, and without any consent whatsoever, engage jointly and/or severally in any other business, whether or not similar to the business of the Partnership or any of its assets.

Section 17.5.  Partition Waived.  The Partners agree that the Partnership property is not and will not be suitable for partition.  Accordingly, each of the Partners hereby irrevocably waives any and all rights that it may have to maintain any action for partition of any of the Partnership property.

Section 17.6.  Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof.  It supersedes any prior agreement or understandings among the parties, and it may not be modified or amended in any manner other than as set forth herein.

Section 17.7.  Governing Law.  This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, including the Delaware Revised Uniform Limited Partnership Act.

Section 17.8.  Binding Effect.  Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

Section 17.9.  Gender and Number.  Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

Section 17.10.  Captions.  Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope of any provision hereof.

Section 17.11.  Severance.  If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provisions to persons or circumstances other than those to which it is held invalid, shall not be affected thereby; and this Agreement shall be construed so as to be enforceable to the maximum extent allowed at law or in equity.  It is the express intent of the Partners that the Partnership shall be taxed as a partnership for income tax purposes and, to the extent that any provision hereof is in conflict with the requisites to such a finding, then such conflicting provision(s) shall be deemed void and of no effect whatsoever.

Section 17.12.  Execution of Instruments; Reliance by Third Parties.  Any form of execution on behalf of the Partnership, including, without limitation, execution of any note, mortgage, evidence of indebtedness, contract or other instrument or writing, or any assignment or endorsement thereof executed or entered into between the Partnership and any Person shall be executed on behalf of the Partnership by any General Partner.  Third parties dealing with the Partnership shall be entitled to rely conclusively upon the power and authority of any General Partner.  Any person having occasion to transact business with the Partnership or being called upon to transfer any property, funds or value to or from the name or account of the Partnership shall be entitled to rely on instructions, assignments or any document or instrument signed or purporting to be signed in accordance with this Section 17.12 by a General Partner without inquiry as to the authority of such General Partner and without inquiry as to the validity of any transfer to or from the name or account of the Partnership.  At the time of transfer, the person shall be entitled to assume that (i) the Partnership continues in existence under the laws of the State of Delaware and (ii) this Agreement continues in full force and effect without amendment, so long as such person has received no actual notice to the contrary.

Section 17.13.  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.  In addition, this Agreement may contain more than one counterpart of the signature page and any schedule, and this Agreement may be executed by the affixing of the signatures of each of the Partners to one of such counterparts.  All of such counterparts shall be read as though one, and they shall have the same force and effect as though all the signers had signed a single page.

Section 17.14.  Concurrent Amendment.   Concurrently with the execution of this Agreement, the Partners shall enter into an Amendment to Agreement of Limited Partnership of 84 Financial L.P. (the “Amendment”) which sets forth certain provisions which comply with the Credit Agreement, a Financing Agreement, the SunTrust Pledges, and the Ableco Pledges (such terms having the meanings ascribed thereto in the Amendment).  For avoidance of doubt, the Partners agree and acknowledge the Amendment shall be effective simultaneously with this Agreement.

IN ACCORDANCE WITH SECTION 207(m) OF THE PENNSYLVANIA SECURITIES ACT OF 1972, AS AMENDED AND PRESENTLY IN EFFECT, ANY PARTNER MAY ELECT, WITHIN TWO (2) BUSINESS DAYS AFTER THE FIRST TIME WHEN HE, SHE OR IT HAS ENTERED INTO THIS AGREEMENT, TO WITHDRAW FROM THIS AGREEMENT AND RECEIVE A FULL REFUND OF THE ACTUAL CAPITAL CONTRIBUTION MADE BY SUCH PARTNER TO THE PARTNERSHIP.  ANY WITHDRAWAL HEREUNDER SHALL BE WITHOUT ANY FURTHER LIABILITY TO THE PARTNERSHIP OR ANY OTHER PERSON.  TO ACCOMPLISH SUCH WITHDRAWAL HEREUNDER, THE PARTNER NEED ONLY SEND TO THE PARTNERSHIP A LETTER OR TELEGRAM INDICATING HIS, HER OR ITS INTENTION TO WITHDRAW; PROVIDED, HOWEVER, THAT SUCH LETTER OR TELEGRAM SHALL BE SENT OR POSTMARKED PRIOR TO THE END OF SUCH SECOND BUSINESS DAY.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first written above.

GENERAL PARTNER:

84 LADC, LLC

By:
Margaret H. Magerko,
President and Manager

LIMITED PARTNER:

84 LUMBER COMPANY

By:	Hardy Holdings, Inc., General Partner

By:
Margaret H. Magerko, President

AGREEMENT OF LIMITED PARTNERSHIP
OF
84 FINANCIAL L.P.

EXHIBIT A

Value of Initial Capital Contributions

Value of
Initial Capital
General Partner	Contribution

84 LADC, LLC	$10.00

Limited Partner

84 Lumber Company	$990.00

Total	$1,000.00

AGREEMENT OF LIMITED PARTNERSHIP
OF
84 FINANCIAL L.P.

EXHIBIT B

Participating Percentages

Participating
General Partner	Percentage

84 LADC, LLC	1%

Limited Partner

84 Lumber Company	99%

Total	100%

AGREEMENT OF LIMITED PARTNERSHIP
OF
84 FINANCIAL L.P.

EXHIBIT C

OFFICERS

President	Thomas P. Spatola

Vice President – Finance	Daniel M. Wallach

Vice President – Law	Cheri B. Bomar

Vice President – Administrative Operations/
Product Management	Kimberly M. Bedford

Vice President – National Production	Rhonda L. Warrington

Vice President – Customer Relations	Barbara L. Harshman

Vice President – National Lending	Sandra L. Chapman

: SS:
COUNTY OF ALLEGHENY	:

On this 19th day of August, 2010, before me, a Notary Public, the undersigned officer, personally appeared Margaret H. Magerko known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument in her capacities as the President and Manager of 84 LADC, LLC, a Pennsylvania limited liability company, and acknowledged that she, being duly authorized to do so, executed the same for the purposes therein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires

: SS:
COUNTY OF ALLEGHENY	:

On this 19th day of August, 2010, before me, a Notary Public, the undersigned officer, personally appeared Margaret H. Magerko known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument in her capacities as the General Partner of 84 Lumber Company, a Pennsylvania limited partnership, and acknowledged that she, being duly authorized to do so, executed the same for the purposes therein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires